        Exhibit 10.3
CRANE HOLDINGS CO. 100 FIRST STAMFORD PLACE STAMFORD, CT 06902-6784

February 24, 2023

Marijane V. Papanikolaou
[Intentionally Omitted]
[Intentionally Omitted]

MJ:

Thank you for your continued interest in Crane and the exciting opportunity to lead the global Controller organization at such a critical juncture in its storied history. It has been a pleasure getting to know you through our recruitment process. You have an incredible background including a strong academic foundation and significant leadership and functional experience. As we’ve come to know you better, we believe you are a great fit for Crane and equally as important, Crane is a great fit for you, MJ.
We are excited to offer you the opportunity to join Crane Holdings, Co. (and then transitioning to Crane Company (the “Company”) as VP, Controller and Chief Accounting Officer reporting directly to me.
We are pleased to share the following offer details:
1.Annual base salary of $350,000.00. You will be paid on a biweekly basis.
2.In 2023 and future years, you will be eligible to participate in the annual incentive plan applicable to executives of Crane Company. At “target” performance you would receive a payout equal to 50% of your annual base salary. The bonus will be based on achievement of financial or other performance goals established by the Compensation Committee of the Board of Directors. The annual incentive plan payout is capped at 200% of target payout (or such other level as determined by the Compensation Committee).
3.To replace the equity compensation that will be forfeited when you terminate with your current employer to join Crane, subject to the approval of the Compensation Committee, we will provide you with a long-term incentive compensation grant under the 2023 Crane Company Stock Incentive Plan (or its successor plan, the “Stock Plan”) having a grant date value equivalent to $150,000.00. This grant will be delivered in restricted share units (“RSUs”) that vest 25% each year on the anniversary of the grant date, subject to your continued employment, with the number of RSUs determined based the closing price of the Company’s common stock on the on April 20, 2023. The RSUs will be evidenced by an award agreement under the Stock Plan, and these RSUs will be governed solely by the terms of that award agreement and the Stock Plan. In conjunction with the RSU award, you will be required to sign a Confidentiality and Noncompetition Agreement, which is attached for your review and execution.

        Exhibit 10.3
In January 2024 and in future years, you will be eligible to participate in the Company’s annual long-term incentive plan. As a senior leader at Crane, annual awards consist of consist of Performance Restricted Share Units (“PRSU”; 50% of annual grant value), Non-Qualified Stock Options (“Options”’ 25% of annual grant value) and Restricted Share Units (“RSU; 25% of annual grant value).
As Crane Company’s Controller and Chief Accounting Officer, you will be required to retain a minimum of three (3) times base salary in Company common stock under the Company’s stock ownership policy. While there is not a specific time horizon to reach that level, you will be required to retain at least 50% of the net shares received in each vesting cycle or subsequent individual equity transaction until you reach the required stock-holding requirement. We believe this executive stock holding requirement aligns our senior leaders with the best interests of our shareholders.
4.In addition, we will provide a cash sign-on bonus to offset the retention bonus you will forfeit with your current employer as a result of your joining Crane, in an amount of $150,000, less required tax withholding.  This cash sign-on will be payable on the first payroll period following your first day of employment with Crane. The reimbursement payment includes a repayment agreement in the event you voluntarily terminate your employment with Crane or are terminated for cause within the first 24 months of your employment.  The repayment agreement is attached for your review and execution.
5.You will also be eligible for the following benefits, subject to the terms of the applicable plans:
a.Health and welfare benefits are effective on the first day of the month following your date of hire. Enclosed are collateral materials to familiarize you with the Company’s benefit offerings.
b.Savings & Investment Plan (401(k)): Information will be sent directly to you from Vanguard. The Company’s Plan provides an annual non-matching contribution of 3% of base salary and a matching contribution of 50% of the first 6% you contribute on a pre-tax basis.
c.Participate in the Company’s Benefit Equalization Plan – Part B (BEP). The BEP is a non-qualified, deferred compensation plan, that provides participants with annual benefit credits equal to 3% of eligible annual compensation in excess of the IRS compensation limitation ($330,000 in 2023) that is applicable to contributions under the Savings & Investment Plan.
d.Participation in the bi-annual executive physical program
e.You will be eligible for four (4) weeks of vacation each year.
f.You will be eligible to receive a company car as part of the Company’s Fleet Program. This program includes a company-leased vehicle with insurance and maintenance expenses paid by the Company. See the additional information attached showing this year’s fleet selection.

        Exhibit 10.3
g.You can take advantage of the Company’s executive home network security program whereby the Company partners with Total Digital Security to provide industry-leading cyber security solutions for protection from cybercrime and online risk.
6.As a senior officer of the Company, you will be provided with a Change in Control Agreement and an Indemnification Agreement, the forms of which are attached for your reference.
Your entitlement to the above benefits is subject to change, to the extent that the Company enhances, diminishes, or otherwise changes such benefit programs offered to other employees at levels similar to yours. Like other employees of the Company, you will remain an employee-at-will, which means that you may resign from your employment or be separated by the Company at any time for any lawful reason. This offer is contingent upon successful completion of the pre-employment process which includes reference checking, confirmation of education, proof of work eligibility, and a criminal background investigation. Exhibit A to this letter includes certain provisions related to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
MJ, we are very excited to have you join our team. I hope you can see from the substance of this offer how strongly we feel about you joining Crane. We look forward to your formal acceptance of this offer, and to working with you to grow the Crane business together.
If acceptable to you, we propose a April 17, 2023, start date or sooner. Please sign and return (scan / email, then mail original) the document to me. Please feel free to call me if you have any questions or comments generally and to Tami Polmanteer if specifically tied to the offer ((203) 363-7341 (O) or (203) 979-0484 (M)).
Sincerely,

Rich Maue
Executive Vice President and Chief Financial Officer

I acknowledge that I have read, understand, and agree to the conditions of employment as set forth above.

/s/ Marijane V. Papanikolaou         March 11, 2023
Marijane V. Papanikolaou
                        Date

        Exhibit 10.3
Exhibit A
Section 409A
This letter is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.